Exhibit 99.1

October 28, 2020

Press Release

Source:	Farmers National Banc Corp.
Kevin J. Helmick, President and CEO
20 South Broad Street, P.O. Box 555
Canfield, OH 44406
330.533.3341
Email: exec@farmersbankgroup.com

FARMERS NATIONAL BANC CORP. ANNOUNCES

2020 THIRD QUARTER FINANCIAL RESULTS

•	Dedicated to assisting associates, customers and communities during the COVID-19 crisis

•	Net income of $10.9 million for the quarter is 19% higher than same quarter in 2019, despite a $2.1 million increase in the third quarter provision for loan losses

•	Net interest income increased 16.4% for the quarter compared to the same period a year ago as a result of higher interest income and lower interest expense

•	Significant mortgage loan activity drives a 25% quarterly, year-over-year increase in noninterest income

•	151 consecutive quarters of profitability

•	Return on average assets, annualized, was 1.46% for the third quarter

•	29% growth in customer non-brokered deposits in the quarter compared to September 30, 2019

CANFIELD, Ohio (October 28, 2020) – Farmers National Banc Corp. (Farmers) (NASDAQ: FMNB) today reported financial results for the three months ended September 30, 2020.

Net income for the three months ended September 30, 2020 was $10.9 million, or $0.38 per diluted share, which compares to $9.2 million, or $0.33 per diluted share, for the three months ended September 30, 2019 and $11 million or $0.39 per diluted share for the linked quarter. Net income excluding acquisition costs (non-GAAP) for the quarter ended September 30, 2020 was $10.9 million or $0.39 per share, compared to $9.3 million or $0.33 per share for the same quarter in 2019 and $11.1 million or $0.39 per share for the most recent prior quarter.

Annualized return on average assets and annualized return on average equity were 1.46% and 12.87%, respectively, for the three month period ending September 30, 2020, compared to 1.51% and 12.49% for the same three month period in 2019, and 1.56% and 14.02% for the linked quarter. Farmers’ annualized return on average tangible equity (non-GAAP) was 15.30% for the quarter ended September 30, 2020 compared to 14.80% for the same quarter in 2019 and 16.69% for the linked quarter.

Net income for the nine months ended September 30, 2020 was $30.5 million, or $1.07 per diluted share, compared to $26.1 million or $0.94 per diluted share for the same nine month period in 2019. Annualized return on average assets and return on average equity were 1.45% and 12.84%, respectively, for the nine months ended September 30, 2020, compared to 1.47% and 12.52% for the same period in 2019.

Kevin J. Helmick, President and CEO, stated, “Our record third quarter financial results demonstrate that when our customers and communities win, we win, and we remain focused on ensuring our customers are well positioned to achieve their financial goals. At the onset of the COVID-19 crisis, we helped our commercial and agricultural customers by providing relief on their loans in the form of payment deferrals. The significant decline in the balance of deferred loans reflects the diversity of our loan portfolio and our strong asset quality, and at September 30, 2020, we only had 5 loans in loan payment deferral status for a balance of only $0.8 million. In addition, we helped secure nearly $200 million for our customers in the form of PPP loans, helping protect jobs within our local communities, and we are now working with these borrowers on the forgiveness process.”

Farmers is offering special financial assistance to support customers who are experiencing financial hardships related to the COVID-19 pandemic. The following table reports the number and amount of payment deferrals by loan type as of dates listed:

	March 31, 2020		June 30, 2020		September 30, 2020
(dollars in thousands)	Outstanding Balance	Number of Loans	Outstanding Balance	Number of Loans	Outstanding Balance	Number of Loans
Commercial real estate	$75,809	78	$43,954	44	$155	1
Commercial	11,839	81	8,515	69	0	0
Agricultural	1,492	11	8,340	22	469	2
Residential real estate	5,506	41	3,785	37	222	1
Consumer	2,840	127	1,858	100	2	1

Total	$97,486	338	$66,452	272	$848	5

The Company offered three month deferrals upon request by the borrowers. The deferral requests began in the middle of March, 2020 and concluded at the end of the three month deferral period. The decline in deferred loans and balances was due to the ending of the deferment period and not all borrowers requested additional deferments as most continued to pay under the original terms of their loan.

Farmers is also a preferred SBA lender and dedicated significant additional staff and other resources to help our customers complete and submit their applications and supporting documentation for loans offered under the new Paycheck Protection Program (PPP) under the Coronavirus Aid, Relief, and Economic Security (CARES) Act, so they could obtain SBA approval and receive funding as quickly as possible. During the period of the PPP program, the Company facilitated PPP assistance to 1,714 business customers totaling $199.8 million. The Company, on behalf of its customers, began processing borrower applications for PPP forgiveness at the beginning of September 2020. The SBA has up to ninety days to review an application for PPP forgiveness and provide a decision at the end of that review. Once forgiveness of the PPP loans has been communicated and payment is received from the SBA, the Company will record the cash received from the SBA, pay-off the loans based on the amount of forgiveness provided and accelerate the amount of net deferred loan fees/costs recognized for the portion of the PPP loans that are forgiven. At October 22, 2020, the Company had received payments from the SBA for forgiveness of loans totaling $1.8 million, or approximately 1% of the total PPP loans.

2020 Third Quarter Financial Highlights

•	Loans

Total loans were $2.15 billion at September 30, 2020, compared to $1.78 billion at September 30, 2019, representing an increase of 20.4%. Excluding the $182.1 million of loans added from the Maple Leaf acquisition, loan growth was 10.1%. The increase in loans was a direct result of Farmers’ focus on loan growth utilizing a talented lending and credit team, while adhering to a sound underwriting discipline. The increase in loans has occurred primarily in the PPP category, with $194.5 million, net of deferred fees, in outstanding balances. Loans now comprise 77.5% of the Bank’s average earning assets for the quarter ended September 30, 2020, compared to 79.3% for the same period in 2019. The growth in loans has resulted in a 6.8% increase in tax equated loan interest income, including fees, in the third quarter of 2020 compared to the same quarter in 2019. A summary of loans summarized by industries that have particular vulnerability to the effects of COVID-19 and their outstanding balance as a percentage of total loans is shown in the following table:

(dollars in thousands)	Outstanding Balance	% of total loans
Restaurants and Catering Facilities	$50,388	2.35%
Hotels	41,351	1.93%
Golf Courses	7,562	0.35%
Energy	753	0.04%

Total	$100,054	4.67%

•	Deposits and Liquidity

Farmers maintains, in the opinion of management, liquidity sufficient to satisfy depositors’ requirements and meet the credit needs of its customers. The Company’s non-brokered deposits increased 29% from $1.9 billion at September 30, 2019 to $2.5 billion at September 30, 2020. The loan to deposit ratio at September 30, 2020 stands at 84.6%, a slight decrease compared to 87.4% one year ago. The Company has additional borrowing capacity at the Federal Home Loan Bank of Cincinnati and approved lines of credit at two domestic banks.

•	Loan quality

Non-performing assets to total assets remain at a low level, currently at 0.40%, but increased from the 0.28% reported one year ago. Early stage delinquencies were $10.1 million, or 0.47% of total loans, at September 30, 2020, compared to $10.3 million, or 0.48% of total loans, for the quarter ended June 30, 2020. Net charge-offs for the current quarter were $219 thousand, compared to $511 thousand in the same quarter in 2019. Total net charge-offs as a percentage of average net loans outstanding is 0.04% for the quarter ended September 30, 2020, compared to 0.08% for the most recent quarter.

The Company increased its provision for loan losses to $2.6 million, an increase of $200 thousand compared to the $2.4 million provision recorded in the most recent quarter. This additional provision is the amount determined to be required as a result of the impact of increased negative factors that exist in the current economic environment. As an overall percentage of loans, the allowance for loan losses increased to 0.90% during the current quarter compared to 0.79% during the quarter ended June 30, 2020. Excluding the PPP loans, this allowance for loan losses to gross loans ratio increases to 0.99% (non-GAAP). The ratio of the allowance for loan losses to gross loans, excluding PPP loans and acquired loans is 1.17%. It is also important to note that the average FICO score of our indirect lending portfolio stands at a healthy 769 and our consumer loan portfolio average FICO score is currently 757.

In accordance with the accounting relief provisions of the CARES Act, the Bank has postponed adoption of the current expected credit losses (“CECL”) accounting standards, primarily due to the impact the COVID-19 pandemic is having on the economy and the lack of reasonable and supportable economic forecasts.

•	Net interest margin

The net interest margin for the three months ended September 30, 2020 was 3.59%, a 20 basis points decrease from the quarter ended September 30, 2019, and 15 basis points less than the 3.74% reported for the linked quarter. In comparing the third quarter of 2020 to the same period in 2019, asset yields decreased 62 basis points, while the cost of interest-bearing liabilities decreased 53 basis points. Most of the decrease in the asset yields was the result of lower rates earned on loans, declining from 5.11% to 4.55% due to the decrease in the prime lending rate and the addition of the lower yielding PPP loans. The cost of interest bearing liabilities decreased as the Federal Funds target rate was lowered to a target of 0-0.25% at the start of the COVID-19 pandemic in the United States. Each of the major interest-bearing liability categories experienced cost decreases compared to one year ago. The net interest margin for the quarter ended September 30, 2020 excluding interest and fees from PPP loans is 3.69%. The net interest margin is also impacted by the additional accretion as a result of the discounted loan portfolios acquired in the previous mergers, which increased the net interest margin by 5 basis points for the quarter ended September 30, 2020 and 4 basis points for the quarter ended September 30, 2019.

•	Noninterest income

Noninterest income increased 24.96% to $9.5 million for the quarter ended September 30, 2020 compared to $7.6 million in the same quarter in 2019. Gains on the sales of mortgage loans increased $2.2 million or 192.91%, as lower interest rates prompted an increase in mortgage loan refinancing and new home purchases. Insurance agency commissions increased $103 thousand or 15.12% and debit card interchange fees increased $113 thousand or 12.09%, but those increases were offset by a $304 thousand or 25.17% decrease in deposit account service charge income due to a change in consumer behavior during the COVID-19 pandemic. Other operating income was $306 thousand or 40.48% lower due to reduced income from Small Business Investment Company Fund investments and commercial loan interest rate swap fees.

•	Noninterest expenses

Farmers has remained committed to managing the level of noninterest expenses. Total noninterest expenses for the third quarter of 2020 increased 7.02% to $17.7 million compared to $16.6 million in the same quarter in 2019, primarily as a result of increases in salaries and employee benefits of $822 thousand or 8.72%, FDIC insurance premiums of $120 thousand or 150% as a result of the small bank assessment credit issued in the prior quarter, occupancy expense of $104 thousand or 6.44% and state and local taxes of $108 thousand or 23.08%. Other operating expenses decreased $37 thousand or 1.60%. Annualized noninterest expenses excluding acquisition costs (non-GAAP) measured as a percentage of quarterly average assets decreased from 2.70% in the third quarter of 2019 to 2.38% in the third quarter of 2020.

•	Efficiency ratio

The efficiency ratio for the quarter ended September 30, 2020 improved to 50.66% compared to 55.90% for the same quarter in 2019. The improvement in mortgage banking income and net interest income, accompanied with careful management of noninterest expenses were the main drivers of the improvement.

Mr. Helmick concluded, “Despite the impacts of the COVID-19 crisis, we expect 2020 to be another good year of growth and profitability at Farmers, and we are excited about our potential for 2021 as a result of our diverse income streams, strong capital levels, favorable asset quality, and experienced management team. I want to extend my sincere thanks to all of our associates for their dedication and hard work during these unprecedented times. We remain committed to doing the right thing for our communities. On behalf of everyone at Farmers, we are proud to help our local business and individual customers alike.”

Founded in 1887, Farmers National Banc Corp. is a diversified financial services company headquartered in Canfield, Ohio, with $3 billion in banking assets. Farmers National Banc Corp.’s wholly-owned subsidiaries are comprised of The Farmers National Bank of Canfield, a full-service national bank engaged in commercial and retail banking with 42 banking locations in Mahoning, Trumbull, Columbiana, Stark, Wayne, Medina, Geauga and Cuyahoga Counties in Ohio and Beaver County in Pennsylvania, and Farmers Trust Company, which operates five trust offices and offers services in the same geographic markets. Total wealth management assets under care at September 30, 2020 are $2.5 billion. Farmers National Insurance, LLC and Bowers Insurance Agency, Inc., wholly-owned subsidiaries of The Farmers National Bank of Canfield, offer a variety of insurance products.

Non-GAAP Disclosure

This press release includes disclosures of Farmers’ tangible common equity ratio, return on average tangible assets, return on average tangible equity and net income excluding costs related to acquisition activities, which are financial measures not prepared in accordance with generally accepted accounting principles in the United States (GAAP). A non-GAAP financial measure is a numerical measure of historical or future financial performance, financial position or cash flows that excludes or includes amounts that are required to be disclosed by GAAP. Farmers believes that these non-GAAP financial measures provide both management and investors a more complete understanding of the underlying operational results and trends and Farmers’ marketplace performance. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the numbers prepared in accordance with GAAP. The reconciliations of non-GAAP financial measures are included in the tables following Consolidated Financial Highlights below.

Forward-Looking Statements

This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about Farmers’ financial condition, results of operations, asset quality trends and profitability. Forward-looking statements are not historical facts but instead represent only management’s current expectations and forecasts regarding future events, many of which, by their nature, are inherently uncertain and outside of Farmers’ control. Forward-looking statements are preceded by terms such as “expects,” “believes,” “anticipates,” “intends” and similar expressions, as well as any statements related to future expectations of performance or conditional verbs, such as “will,” “would,” “should,” “could” or “may.” Farmers’ actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. Factors that could cause Farmers’ actual results to differ materially from those described in the forward-looking statements include impacts from the COVID-19 pandemic, including further resurgence in the spread of COVID-19, on local, national and global economic conditions; higher default rates on loans made to our customers related to COVID-19 and its impact on our customers’ operations and financial condition; unexpected changes in interest rates or disruptions in the mortgage markets related to COVID-19 or other responses to the health crisis; impacts of the upcoming U.S. elections on the regulatory landscape, capital markets, and response to and management of the COVID-19 pandemic including further economic stimulus from the federal government; and the other factors contained in Farmers’ Annual Report on Form 10-K for the year ended December 31, 2019, and subsequent Quarterly Reports on Form 10-Q, filed with the Securities and Exchange Commission (SEC) and available on Farmers’ website (www.farmersbankgroup.com) and on the SEC’s website (www.sec.gov). Forward-looking statements are not guarantees of future performance and should not be relied upon as representing management’s views as of any subsequent date. Farmers does not undertake any obligation to update the forward-looking statements to reflect the impact of circumstances or events that may arise after the date of the forward-looking statements.

Farmers National Banc Corp. and Subsidiaries

Consolidated Financial Highlights

(Amounts in thousands, except per share results) Unaudited

Consolidated Statements of Income	For the Three Months Ended					For the Nine Months Ended

	Sept. 30,	June 30,	March 31,	Dec. 31,	Sept. 30,	Sept. 30,	Sept. 30,	Percent
	2020	2020	2020	2019	2019	2020	2019	Change
Total interest income	$27,635	$28,142	$27,717	$25,847	$25,931	$83,494	$76,139	9.7%

Total interest expense	3,470	4,221	5,415	4,682	5,174	13,106	14,926	-12.2%

Net interest income	24,165	23,921	22,302	21,165	20,757	70,388	61,213	15.0%

Provision for loan losses	2,600	2,400	1,100	600	550	6,100	1,850	229.7%

Noninterest income	9,467	9,136	7,870	7,814	7,576	26,473	21,348	24.0%
Acquisition related costs	58	48	1,319	104	112	1,425	93	1432.3%

Other expense	17,662	17,692	17,418	16,414	16,446	52,772	49,404	6.8%

Income before income taxes	13,312	12,917	10,335	11,861	11,225	36,564	31,214	17.1%

Income taxes	2,443	1,906	1,696	2,186	2,071	6,045	5,129	17.9%

Net income	$10,869	$11,011	$8,639	$9,675	$9,154	$30,519	$26,085	17.0%

Average diluted shares outstanding	28,291	28,280	28,710	27,829	27,819	28,421	27,898
Basic earnings per share	0.39	0.39	0.30	0.35	0.33	1.08	0.94
Diluted earnings per share	0.38	0.39	0.30	0.35	0.33	1.07	0.94
Cash dividends	3,101	3,100	3,104	2,767	2,767	9,305	7,771
Cash dividends per share	0.11	0.11	0.11	0.10	0.10	0.33	0.28
Performance Ratios
Net Interest Margin (Annualized)	3.59%	3.74%	3.75%	3.84%	3.79%	3.69%	3.81%
Efficiency Ratio (Tax equivalent basis)	50.66%	50.75%	59.72%	54.51%	55.90%	53.78%	57.32%
Return on Average Assets (Annualized)	1.46%	1.56%	1.32%	1.58%	1.51%	1.45%	1.47%
Return on Average Equity (Annualized)	12.87%	14.02%	11.53%	12.78%	12.49%	12.84%	12.52%
Dividends to Net Income	28.53%	28.15%	35.93%	28.60%	30.23%	30.49%	29.79%
Other Performance Ratios (Non-GAAP)
Return on Average Tangible Assets	1.50%	1.58%	1.33%	1.62%	1.55%	1.47%	1.49%
Return on Average Tangible Equity	15.30%	16.69%	13.81%	15.03%	14.80%	15.14%	14.79%
Return on Average Tangible Equity excluding acquisition costs	15.37%	16.75%	15.50%	15.17%	14.95%	15.71%	14.83%

Consolidated Statements of Financial Condition

	Sept. 30,	June 30,	March 31,	Dec. 31,	Sept. 30,
	2020	2020	2020	2019	2019
Assets
Cash and cash equivalents	$199,575	$103,954	$83,107	$70,760	$85,675
Securities available for sale	481,509	475,614	448,043	432,233	423,193
Equity securities	8,307	8,375	8,080	7,909	7,856

Loans held for sale	7,076	3,395	3,272	2,600	2,079
Loans	2,147,158	2,149,690	1,976,582	1,811,539	1,784,125
Less allowance for loan losses	19,341	16,960	14,952	14,487	14,261

Net Loans	2,127,817	2,132,730	1,961,630	1,797,052	1,769,864

Other assets	164,895	161,612	164,256	138,604	144,543

Total Assets	$2,989,179	$2,885,680	$2,668,388	$2,449,158	$2,433,210

Liabilities and Stockholders’ Equity
Deposits
Noninterest-bearing	$577,334	$593,162	$449,952	$434,126	$432,609
Interest-bearing	1,960,998	1,846,323	1,796,325	1,574,838	1,608,043

Total deposits	2,538,332	2,439,485	2,246,277	2,008,964	2,040,652
Other interest-bearing liabilities	81,690	80,115	96,852	122,197	76,324
Other liabilities	29,189	34,728	21,523	18,688	23,011

Total liabilities	2,649,211	2,554,328	2,364,652	2,149,849	2,139,987
Stockholders’ Equity	339,968	331,352	303,736	299,309	293,223

Total Liabilities and Stockholders’ Equity	$2,989,179	$2,885,680	$2,668,388	$2,449,158	$2,433,210

Period-end shares outstanding	28,186	28,180	28,127	27,671	27,669
Book value per share	$12.06	$11.76	$10.80	$10.82	$10.60
Tangible book value per share (Non-GAAP)*	10.23	9.92	8.94	9.28	9.04

* Tangible book value per share is calculated by dividing tangible common equity by average outstanding shares

Capital and Liquidity
Common Equity Tier 1 Capital Ratio (a)	12.61%	12.65%	12.26%	12.94%	12.70%
Total Risk Based Capital Ratio (a)	13.51%	13.92%	13.43%	13.82%	13.58%
Tier 1 Risk Based Capital Ratio (a)	12.71%	13.10%	12.70%	13.06%	12.83%
Tier 1 Leverage Ratio (a)	10.01%	9.71%	10.18%	10.69%	10.42%
Equity to Asset Ratio	11.37%	11.48%	11.38%	12.22%	12.05%
Tangible Common Equity Ratio (b)	9.82%	9.86%	9.61%	10.67%	10.47%
Net Loans to Assets	71.18%	73.91%	73.51%	73.37%	72.74%
Loans to Deposits	84.59%	88.12%	87.99%	90.17%	87.43%
Asset Quality
Non-performing loans	$11,841	$12,225	$11,845	$6,345	$6,749
Other Real Estate Owned	73	41	131	19	74
Non-performing assets	11,914	12,266	11,976	6,364	6,823
Loans 30 - 89 days delinquent	10,134	10,336	19,067	11,893	9,076
Charged-off loans	393	524	749	519	674
Recoveries	174	132	114	145	163
Net Charge-offs	219	392	635	374	511
Annualized Net Charge-offs to Average Net Loans Outstanding	0.04%	0.08%	0.13%	0.09%	0.12%
Allowance for Loan Losses to Total Loans	0.90%	0.79%	0.76%	0.80%	0.80%
Non-performing Loans to Total Loans	0.55%	0.57%	0.60%	0.35%	0.38%
Allowance to Non-performing Loans	163.34%	138.73%	126.23%	228.32%	211.31%
Non-performing Assets to Total Assets	0.40%	0.43%	0.45%	0.26%	0.28%

(a)	September 30, 2020 ratio is estimated
(b)	This is a non-GAAP financial measure. A reconciliation to GAAP is shown below

Reconciliation of Total Assets to Tangible Assets						For the Nine Months Ended
	Sept. 30,	June 30,	March 31,	Dec. 31,	Sept. 30,	Sept. 30,	Sept. 30,
	2020	2020	2020	2019	2019	2020	2019
Total Assets	$2,989,179	$2,885,680	$2,668,388	$2,449,158	$2,433,210	$2,989,179	$2,433,210
Less Goodwill and other intangibles	51,608	51,866	52,337	42,645	42,973	51,608	42,973

Tangible Assets	$2,937,571	$2,833,814	$2,616,051	$2,406,513	$2,390,237	$2,937,571	$2,390,237

Average Assets	2,957,702	2,842,730	2,641,597	2,424,574	2,409,010	2,814,339	2,372,697
Less average Goodwill and other intangibles	51,754	52,052	51,103	42,859	43,187	48,655	43,510

Average Tangible Assets	$2,905,948	$2,790,678	$2,590,494	$2,381,715	$2,365,823	$2,765,684	$2,329,187

Reconciliation of Common Stockholders’ Equity to Tangible Common Equity						For the Nine Months Ended
	Sept. 30,	June 30,	March 31,	Dec. 31,	Sept. 30,	Sept. 30,	Sept. 30,
	2020	2020	2020	2019	2019	2020	2019
Stockholders’ Equity	$339,968	$331,352	$303,736	$299,309	$293,223	$339,968	$293,223
Less Goodwill and other intangibles	51,608	51,866	52,337	42,645	42,973	51,608	42,973

Tangible Common Equity	$288,360	$279,486	$251,399	$256,664	$250,250	$288,360	$250,250

Average Stockholders’ Equity	335,982	315,988	301,408	300,355	290,673	317,448	278,657
Less average Goodwill and other intangibles	51,754	52,052	51,103	42,859	43,187	48,655	43,510

Average Tangible Common Equity	$284,228	$263,936	$250,305	$257,496	$247,486	$268,793	$235,147

Reconciliation of Net Income, Excluding Acquisition Related Costs
	For the Three Months Ended					For the Nine Months Ended
	Sept. 30,	June 30,	March 31,	Dec. 31,	Sept. 30,	Sept. 30,	Sept. 30,
	2020	2020	2020	2019	2019	2020	2019
Net income	$10,869	$11,011	$8,639	$9,675	$9,154	$30,519	$26,085
Acquisition related costs - tax equated	50	41	1,063	90	97	1,154	77

Net income - Adjusted	$10,919	$11,052	$9,702	$9,765	$9,251	$31,673	$26,162

Diluted EPS excluding acquisition costs	$0.39	$0.39	$0.34	$0.35	$0.33	$1.11	$0.94

	Sept. 30,	June 30,	March 31,	Dec. 31,	Sept. 30,
End of Period Loan Balances	2020	2020	2020	2019	2019
Commercial real estate	$710,730	$715,342	$714,477	$616,778	$602,580
Commercial	481,593	472,012	283,033	255,823	251,613
Residential real estate	526,627	528,853	541,534	500,024	499,996
Consumer	209,883	208,374	210,173	209,271	207,319
Agricultural loans	219,896	221,556	223,977	226,333	219,487

Total, excluding net deferred loan costs	$2,148,729	$2,146,137	$1,973,194	$1,808,229	$1,780,995

	For the Three Months Ended
	Sept. 30,	June 30,	March 31,	Dec. 31,	Sept. 30,
Noninterest Income	2020	2020	2020	2019	2019
Service charges on deposit accounts	$904	$753	$1,095	$1,139	$1,208
Bank owned life insurance income	196	204	208	192	204
Trust fees	1,973	1,852	1,857	1,891	1,905
Insurance agency commissions	784	681	883	696	681
Security gains (losses)	70	(26)	157	28	22
Retirement plan consulting fees	341	408	380	343	338
Investment commissions	353	304	423	435	384
Net gains on sale of loans	3,348	3,658	1,366	1,517	1,143
Debit card and EFT fees	1,048	967	851	922	935
Other operating income	450	335	650	651	756

Total Noninterest Income	$9,467	$9,136	$7,870	$7,814	$7,576

	For the Three Months Ended
	Sept. 30,	June 30,	March 31,	Dec. 31,	Sept. 30,
Noninterest Expense	2020	2020	2020	2019	2019
Salaries and employee benefits	$10,244	$9,713	$10,231	$9,128	$9,422
Occupancy and equipment	1,719	1,675	1,800	1,667	1,615
State and local taxes	576	583	464	416	468
Professional fees	753	823	816	787	654
Merger related costs	58	48	1,319	104	112
Advertising	460	322	271	607	437
FDIC insurance	200	225	225	79	80
Intangible amortization	332	331	332	326	326
Core processing charges	925	934	861	876	900
Telephone and data	182	348	203	235	236
Other operating expenses	2,271	2,738	2,215	2,293	2,308

Total Noninterest Expense	$17,720	$17,740	$18,737	$16,518	$16,558

	Average Balance Sheets and Related Yields and Rates
	(Dollar Amounts in Thousands)
	Three Months Ended			Three Months Ended
	September 30, 2020			September 30, 2019
	AVERAGE BALANCE	INTEREST (1)	RATE (1)	AVERAGE BALANCE	INTEREST (1)	RATE (1)
EARNING ASSETS
Loans (2)	$2,127,059	$24,331	4.55%	$1,768,205	$22,790	5.11%
Taxable securities	197,311	1,263	2.55	190,044	1,196	2.50
Tax-exempt securities (2)	254,533	2,459	3.84	219,686	2,137	3.86
Equity securities	15,182	138	3.62	12,057	151	4.97
Federal funds sold and other	151,162	52	0.14	38,451	205	2.12

Total earning assets	2,745,247	28,243	4.09	2,228,443	26,479	4.71
Nonearning assets	212,455			180,567

Total assets	$2,957,702			$2,409,010

INTEREST-BEARING LIABILITIES
Time deposits	$476,205	$1,869	1.56%	$418,551	$2,116	2.01%
Brokered time deposits	57,000	157	1.10	105,276	650	2.35
Savings deposits	476,097	256	0.21	403,863	317	0.31
Demand deposits	913,946	871	0.38	660,433	1,622	0.97
Short term borrowings	4,476	14	1.24	53,009	289	2.16
Long term borrowings	76,554	303	1.57	35,870	180	1.99

Total interest-bearing liabilities	$2,004,278	3,470	0.69	$1,677,002	5,174	1.22

NONINTEREST-BEARING LIABILITIES AND STOCKHOLDERS’ EQUITY
Demand deposits	592,539			429,539
Other liabilities	24,903			11,796
Stockholders’ equity	335,982			290,673

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,957,702			$2,409,010

Net interest income and interest rate spread		$24,773	3.40%		$21,305	3.49%

Net interest margin			3.59%			3.79%

(1)	Interest and yields are calculated on a tax-equivalent basis where applicable.
(2)

For 2020, adjustments of $103 thousand and $505 thousand, respectively, were made to tax equate income on tax exempt loans and tax exempt securities. For 2019, adjustments of $106 thousand and $442 thousand, respectively, were made to tax equate income on tax exempt loans and tax exempt securities. These adjustments were based on a marginal federal income tax rate of 21%, less disallowances.

	Nine Months Ended			Nine Months Ended
	September 30, 2020			September 30, 2019
	AVERAGE BALANCE	INTEREST (1)	RATE (1)	AVERAGE BALANCE	INTEREST (1)	RATE (1)
EARNING ASSETS
Loans (2)	$2,052,239	$73,370	4.78%	$1,748,828	$66,792	5.11%
Taxable securities	205,168	4,088	2.66	193,992	3,678	2.53
Tax-exempt securities	246,218	7,161	3.88	212,989	6,213	3.90
Equity securities (2)	16,388	415	3.38	12,057	497	5.51
Federal funds sold and other	93,091	231	0.33	33,918	559	2.20

Total earning assets	2,613,104	85,265	4.36	2,201,784	77,739	4.72
Nonearning assets	201,235			170,913

Total assets	$2,814,339			$2,372,697

INTEREST-BEARING LIABILITIES
Time deposits	$488,051	$6,492	1.78%	$395,932	$5,758	1.94%
Brokered time deposits	82,138	959	1.56	82,414	1,475	2.39
Savings deposits	452,938	844	0.25	413,438	965	0.31
Demand deposits	809,619	3,357	0.55	627,414	4,301	0.92
Short term borrowings	26,440	352	1.78	116,468	2,151	2.47
Long term borrowings	84,483	1,102	1.74	15,943	276	2.31

Total interest-bearing liabilities	$1,943,669	13,106	0.90	$1,651,609	14,926	1.21
NONINTEREST-BEARING LIABILITIES AND STOCKHOLDERS’ EQUITY
Demand deposits	$533,400			$427,808
Other liabilities	19,822			14,623
Stockholders’ equity	317,448			278,657

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,814,339			$2,372,697

Net interest income and interest rate spread		$72,159	3.46%		$62,813	3.51%

Net interest margin			3.69%			3.81%

(1)	Interest and yields are calculated on a tax-equivalent basis where applicable.
(2)

For 2020, adjustments of $299 thousand and $1.5 million, respectively, were made to tax equate income on tax exempt loans and tax exempt securities. For 2019, adjustments of $315 thousand and $1.3 million, respectively, were made to tax equate income on tax exempt loans and tax exempt securities. These adjustments were based on a marginal federal income tax rate of 21%, less disallowances.